SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 1, 2011(Feb 25, 2011)

DYNEGY INC.
DYNEGY HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware Delaware (State or Other Jurisdiction of Incorporation)	001-33443 000-29311 (Commission File Number)	20-5653152 No. 94-3248415 (I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2011, the Board of Directors (the “Board”) of Dynegy Inc. (“Dynegy” or the “Company”) approved the terms of an agreement with David W. Biegler, a director of the Company, which will set forth the terms of his service as interim President and Chief Executive Officer of the Company in the capacity of an independent contractor (the “Independent Contractor Agreement”).  Pursuant to the terms of the Independent Contractor Agreement, which will be effective on March 12, 2011, Mr. Biegler will not be eligible to participate in any employee benefit plans or programs of the Company or any of its affiliates, with the exception of his continued participation in the Dynegy Director’s Deferred Compensation Plan for Certain Directors.  In his role as interim President and Chief Executive Officer, Mr. Biegler will receive payment of a daily fee of $4,150 per day, plus expenses, for each day that he primarily devotes to providing service to the Company.  Such payment will be in lieu of any meeting fees that would otherwise be payable as a result of meetings of the Board or its committees that are held on such days of service.

On February 25, 2011, the Board also approved the payment of a fee of $4,150 per day, plus expenses, to Patricia A. Hammick in her role as Chairman of the Board for each day that she primarily devotes to providing service to the Company.

The same fee of $4,150 per day, plus expenses, will be paid to each director who, at the specific request of the Chairman of the Board, provides assistance to the Company that is in addition to the level of service to Dynegy that would ordinarily be performed in the capacity as a member of the Board or any committee thereof.  Any such payments will be in lieu of any meeting fees that would otherwise be payable as a result of meetings of the Board or its committees that are held on such days of service

Item 8.01                      Other Events.

Dynegy expects to release its fourth quarter and 2010 annual earnings on or about March 8th, but no later than March 16th.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: March 1, 2011	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President and General Counsel

DYNEGY HOLDINGS INC.
(Registrant)

Dated: March 1, 2011	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President and General Counsel